SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Community Health Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3893191
(State of incorporation or organization)	(IRS Employer Identification No.)

4000 Meridian Boulevard, Franklin, TN	37067
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a Class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered

Stock Purchase Rights	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1.	Description of Registrant’s Securities to be Registered.

On October 3, 2016, the Board of Directors of Community Health Systems, Inc., a Delaware corporation (the “Company”), declared a dividend of one right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company held of record at the close of business on October 13, 2016 (the “Record Time”), or issued thereafter and prior to the Separation Time (as defined in the Rights Agreement referred to below) and thereafter pursuant to options and convertible securities outstanding at the Separation Time. The Rights will be payable on the later of the Record Time and the certification by the New York Stock Exchange to the Securities and Exchange Commission that the Rights have been approved for listing and registration. The Rights will be issued pursuant to a Stockholder Protection Rights Agreement, dated as of October 3, 2016 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

The Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of Participating Preferred Stock) is incorporated herein by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, dated October 3, 2016 (the “8-K”). The description of the Rights is incorporated by reference herein to the 8-K and is qualified in its entirety by reference to the Rights Agreement and the exhibits thereto.

As of September 30, 2016 there were 113,633,148 shares of Common Stock issued (all of which shares were outstanding). As long as the Rights are attached to the Common Stock, the Company will issue one Right with each new share of Common Stock so that all such shares will have Rights attached.

Item 2.	Exhibits.

Exhibit No.	Description

(1)	Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on October 3, 2016).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on October 3, 2016).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on October 3, 2016).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNITY HEALTH SYSTEMS, INC.

By	/s/ W. Larry Cash
	Name:	W. Larry Cash
	Title:	President—Financial Services and Chief Financial Officer

Date: October 3, 2016

EXHIBIT INDEX

Exhibit No.	Description

(1)	Stockholder Protection Rights Agreement, dated as of October 3, 2016 (the “Rights Agreement”), between Community Health Systems, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on October 3, 2016).

(2)	Forms of Rights Certificate and of Election to Exercise, included in Exhibit A to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on October 3, 2016).

(3)	Form of Certificate of Designation and Terms of Participating Preferred Stock of the Company, included in Exhibit B to the Rights Agreement (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed on October 3, 2016).